Exhibit 10.63

April 3, 2013

Mr. Derek Brummer
[Address]

Re:    Transfer and Promotion

Dear Derek,

Congratulations on your transfer and promotion to EVP, Chief Risk Officer, of Radian Group Inc. (“Radian”). This letter confirms our agreement as to the terms of your new position.

The specifics of your new position are as follows:

•	The expected start date of the new position is June 1, 2013 (June 1, 2013, or such other start date as is agreed between you and Radian, is referred to as the “Transfer Date”).

•	Base Salary: The new base salary of $390,000 annualized will be effective as of the Transfer Date. Your current base salary will continue in effect until the Transfer Date.

•
Short-Term Incentive (“STI”) target: 110% of your base salary, beginning with the 2013 fiscal year. STI will be paid in accordance with the Radian Group Inc. STI/MTI Incentive Plan for Executive Employees.

•
Long-Term Incentive (“LTI”) target: $575,000, beginning with the 2013 fiscal year. Your 2013 LTI award will be granted to you in May 2013, as determined by the Compensation and Human Resources Committee of the Board of Directors of Radian (the “Compensation Committee”).

•
You are entitled to the 2013 STI Match that was credited to you pursuant to your Incentive, Retention and Severance Agreement dated as of September 14, 2012 (the “2012 Agreement”) between you and Radian Asset Assurance Inc. The 2013 Match will be paid to you in accordance with the terms of the Prior Position Compensation Agreement, attached as Appendix A.

•	You are entitled to severance as set forth in the severance agreement (“Executive Officer Agreement”) attached as Appendix B.

•	You will receive relocation assistance as set forth in the relocation terms attached as Appendix C.

As we discussed, the compensation of Radian’s executive officers is reviewed and determined in the sole discretion of the Compensation Committee. Following its review, which is performed at least annually, the Compensation Committee may make changes to your compensation as set forth above.

Your transfer and promotion to EVP, Chief Risk Officer, of Radian Group Inc.is conditioned on the following:

•
By executing this letter agreement, you hereby agree that the 2012 Agreement is terminated and that no further payments will be made under the 2012 Agreement after the date of execution of this Agreement.

•
By executing this letter agreement, you hereby agree that the cash LTI grant that you received as of January 1, 2013 under Radian’s 2008 Long Term Performance Cash Plan, as amended, pursuant to the 2012 Agreement, is terminated and that no payments will be made under that grant.

•
By executing this letter agreement, you hereby agree that your Agreement dated June 26, 2006 with Radian Asset Assurance Inc. (“CIC Agreement”) is terminated and that no payments will be made under the CIC Agreement.

Your employment with Radian is at will. This means that you and Radian both have the right to terminate the employment relationship with or without cause, at any time, with or without notice, subject to the terms of the Executive Officer Agreement, once executed. Nothing in this letter agreement or any other employment materials you may receive is intended, nor should any of it be construed or implied, to create an employment contract between you and Radian. Radian retains the right to amend or terminate its compensation programs and benefit plans at any time. All compensation described in this letter agreement is subject to applicable tax withholding.

Two copies of this letter are enclosed. If you agree to its terms, please keep one copy for your files, and sign, date and return the other copy to me.

We are pleased with your decision to accept this position and we believe this opportunity will result in a mutually beneficial and rewarding relationship. Please contact me at 215-231-1437 with any questions.

Radian Group Inc.

By _/s/ Anita Scott____________________
Anita Scott, SVP, Head of Human Resources

cc: S. A. Ibrahim

I agree to the terms of this letter agreement, including the Appendices attached hereto.

_/s/ Derek Brummer _______        April 18, 2013______________
Derek Brummer                     Date

APPENDIX A

PRIOR POSITION COMPENSATION AGREEMENT

This PRIOR POSITION COMPENSATION AGREEMENT (“Agreement”) is dated as of April __, 2013, between Radian Group Inc. (“Radian”), Radian Asset Assurance Inc. (“RAA”) and Derek Brummer (the “Employee”).

WHEREAS, Radian and the Employee have entered into a letter agreement dated April __, 2013 (the “Letter Agreement”), pursuant to which the Employee will be transferred and promoted to the position of EVP, Chief Risk Officer, of Radian.

WHEREAS, pursuant to the Letter Agreement, the Incentive, Retention and Severance Agreement dated as of September 14, 2012 (the “2012 Agreement”) between RAA and the Employee shall terminate as of the date of the Employee’s execution of the Letter Agreement. The provisions of this Agreement shall apply to the 2013 STI Match that was credited under the 2012 Agreement, and Section 8 below applies to Retention Awards credited under the December 7, 2009 Prior Retention Agreement (as defined below). Except where indicated otherwise, defined terms shall have the meanings set forth in Section 2 below.

NOW, THEREFORE, in consideration of the promotion and payments described in the Letter Agreement, the parties agree as follows:
1.STI Match. As of January 1, 2013, the Employee received an STI Match, which has been credited to a Book Account for the Employee and will vest and be paid as described below.
(a)STI Match. As of January 1, 2013, the Company credited to the Employee’s Book Account a matching award with respect to the 2013 short term incentive of $385,000 (“STI Match”).
(b)Vesting; Forfeiture. The Employee shall vest in the STI Match on December 31, 2015, if the Employee continues to be employed by Radian or an Affiliate through December 31, 2015. Except as provided in this Agreement, if the Employee’s employment with Radian and its Affiliates terminates for any reason, any unvested STI Match will be forfeited and will not be paid to the Employee.
(c)Payment of Vested STI Match. If and when the STI Match vests, Radian shall pay the vested STI Match in a lump sum payment within 45 days after the date on which the STI Match vests, except as provided in subsections (f) and (g) below.
(d)Death or Disability. If the Employee dies or incurs a Disability while employed by Radian or an Affiliate, and in the event of Disability the Employee executes and does not revoke a Release, the Employee shall vest in any outstanding unvested STI Match credited to his Book Account as follows:
(i)If the STI Match was credited to the Employee’s Book Account within 12 months before the date of the Employee’s death or Disability, the Employee shall vest in a pro rata portion of the STI Match on the Employee’s death or Disability based upon a fraction, the numerator of which is the number of full and partial calendar months since the STI Match was credited to the Book Account and the denominator of which is 12.
(ii)If the STI Match was credited to the Employee’s Book Account more than 12 months before the date of the Employee’s death or Disability, the Employee shall vest in 100% of the STI Match on the Employee’s death or Disability.
(e)Involuntary Termination. If the Employee’s employment with Radian and its Affiliates is terminated by Radian and its Affiliates without Cause, or by the Employee for Good Reason, and the Employee executes and does not revoke a Release, the Employee shall vest in any outstanding unvested STI Match credited to his Book Account as follows:
(i)If the STI Match was credited to the Employee’s Book Account within 12 months before the Employee’s termination date, the Employee shall vest in a pro rata portion of the STI Match on the termination date, based upon a fraction, the numerator of which is the number of full and partial calendar months since the STI Match was credited to the Book Account and the denominator of which is 12.
(ii)If the STI Match was credited to the Employee’s Book Account more than 12 months before the termination date, the Employee shall vest in 100% of the STI Match on the Employee’s termination date.

(f)Release. In the event of payment of the vested STI Match under subsection (d) on account of the Employee’s Disability or subsection (e), the vested STI Match shall be paid on the 45th day following the Employee’s termination date or Disability date, as applicable, subject to the Employee executing and not revoking a Release.
(g)Cause. Notwithstanding the foregoing, the STI Match (vested or unvested) shall be forfeited and not paid if the Employee’s employment terminates for Cause.
(h)Book Account. A book account (“Book Account”) has been recorded on the books of Radian in the name of the Employee, which reflects the value of the STI Match credited to the Employee under the 2012 Agreement. This Book Account shall be maintained for bookkeeping purposes only. No cash amounts shall actually be deposited into the Book Account. No interest shall be credited on amounts credited to the Book Account.
2.Definitions. For purposes of this Agreement:
(a)“Affiliates” shall mean Radian and any successor to Radian, as well as entities owned by Radian or controlled by, controlling or under common control with Radian and their successors.
(b) “Cause” shall mean any of the following conduct by the Employee, as determined by the Chief Executive Officer of Radian: (1) habitual insobriety; (2) substance abuse; (3) conviction of a felony or a crime involving moral turpitude; (4)  misappropriation of funds with respect to Radian or its Affiliates; (5) material violation of Radian’s Code of Conduct or employment policies, as in effect from time to time; (6) breach of any covenant in this Agreement or any other confidentiality or nonsolicitation covenant with Radian or an Affiliate; or (7)  negligence, misconduct or other failure to perform the Employee’s duties with Radian and its Affiliates, after receiving written notice, in accordance with the corrective action policy, from Radian or an Affiliate of the deficiencies on which such determination under this clause (7) is based.
(c)“Disability” shall mean a physical or mental impairment of sufficient severity that the Employee is both eligible for and in receipt of benefits under the applicable long-term disability program maintained by Radian or Affiliate, and that qualifies as a Disability under Section 409A of the Internal Revenue Code.
(d)“Good Reason” shall mean
(i)a material reduction in the Employee’s base salary, which, for purposes of this Agreement, means a reduction in base salary of 10% or more,
(ii)a material change in the geographic location at which the Employee is required to perform his duties (which shall mean a permanent relocation of the Employee’s position that results in an increase in the Employee’s normal daily commuting distance from his residence by more than 100 miles), or
(iii)any other action or inaction that constitutes a material breach by Radian of this Agreement, including any failure of Radian to obtain an agreement from any successor of Radian to perform this Agreement (as described in Section 7 below).
In order to terminate employment for Good Reason, the Employee must provide a written notice of termination with respect to termination for Good Reason to the Employee’s employer within 90 days after the event constituting Good Reason has occurred. The Employee’s employer shall have a period of 30 days in which it may correct the act, or the failure to act, that gave rise to the Good Reason event as set forth in the Employee’s notice of termination. If the Employee’s employer does not correct the act, or the failure to act, the Employee must terminate employment for Good Reason within 30 days after the end of the cure period described above, in order for the termination to be considered a Good Reason termination.
3.Release. Notwithstanding the foregoing, any payment of the STI Match after the Employee's termination of employment (other than on account of death) shall be conditioned on the Employee executing and not revoking a written release (the “Release”) upon such termination. The Release will be in a form provided by Radian and will release all claims against Radian, its Affiliates and all related parties with respect to all matters arising out of Employee's employment by Radian and its Affiliates, or the termination thereof (other than claims based upon any entitlements under the terms of this Agreement or under any plans or programs of Radian and its Affiliates under which Employee has accrued a benefit).

4.Tax Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and Radian shall withhold from any payments under this Agreement all federal, state and local taxes as Radian is required to withhold pursuant to any law or governmental rule or regulation. The Employee shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.
5.No Assignment; Unsecured Creditor. None of the rights or benefits under this Agreement shall be subject to the claims of any of the Employee's creditors, and the Employee shall not have the right to alienate, anticipate, pledge, encumber or assign any of the rights or benefits under this Agreement. Nothing in this Agreement shall be construed as giving the Employee any claim against any specific assets of Radian. Radian shall not be required to establish a separate fund or to segregate any of its assets in order to provide for the satisfaction of its obligations under this Agreement. The Employee's rights under this Agreement shall be limited to those of an unsecured general creditor of Radian.
6.Administration. The Committee will have full power and sole discretionary authority to administer and interpret this Agreement and to make all determinations hereunder. All decisions and determinations by the Committee will be final, conclusive and binding on Radian, its Affiliates, the Employee and any other persons having or claiming an interest hereunder. By executing this Agreement, the Employee acknowledges and agrees that all decisions and determinations of the Compensation and Human Resources Committee of the Board of Directors of Radian (the “Committee”) will be final and binding on the Employee and any other person having or claiming an interest under this Agreement.
7. Successors. This Agreement will be binding on the Employee's heirs, executors and administrators, and on the successors and assigns of Radian. In the event of the Employee’s death, any amounts payable under this Agreement shall be paid to the personal representative of the Employee’s estate. Radian shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of Radian, within 15 days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as Radian would be required to perform if no such succession had taken place.
8.Prior Retention Agreement. The Employee’s Incentive, Retention and Severance Agreement dated December 7, 2009 with RAA (the “Prior Retention Agreement”) terminated on the effective date of the 2012 Agreement; provided that the vested Retention Awards (as defined in the Prior Retention Agreement) previously credited to the Employee’s Book Account shall be payable according to, and subject to the requirements of, Section 2 of the Prior Retention Agreement.
9. Applicable Laws.
(a)Section 409A. This Agreement is intended to comply with section 409A of the Internal Revenue Code or an exemption, and shall in all respects be administered in accordance with section 409A or an applicable exemption. The term “termination of employment” used herein means a “separation from service” under section 409A. For purposes of section 409A, each payment under this Agreement shall be treated as a separate payment for purposes of section 409A. In no event may the Employee, directly or indirectly, designate the calendar year of a payment. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A. Notwithstanding anything in this Agreement to the contrary, if the Employee is a “specified employee” of a publicly traded corporation under section 409A and if payment of any amount under this Agreement is required to be delayed for a period of six months after separation from service pursuant to section 409A, payment of such amount shall be delayed as required by section 409A, and the accumulated postponed amount shall be paid in a lump sum payment within ten days after the end of the six-month period (or within 60 days after death, if earlier).

(b)Applicable Law. This Agreement shall be construed, administered and governed in all respects under and by the applicable laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation to the substantive law of another jurisdiction. In addition, this Agreement shall be subject to any required approvals by any governmental or regulatory agencies. This Agreement shall also be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Board of Directors of Radian (the “Board”) from time to time. Notwithstanding anything in this Agreement to the contrary, this Agreement and all amounts payable hereunder shall be subject to all applicable laws, including any laws, regulations, restrictions or governmental guidance that becomes applicable in the event of Radian’s participation in any governmental programs, and the Committee reserves the right to modify this Agreement and any amounts payable hereunder as necessary to conform to any restrictions imposed by any such laws, regulations, restrictions or governmental guidance or to conform to any applicable clawback or recoupment policies, and other policies that may be implemented by the Board from time to time. As a condition of accepting this Agreement, the Employee agrees to any such modifications that may be imposed by the Committee pursuant to this Section 9(b), and agrees to sign such waivers or acknowledgments as the Committee may deem necessary or appropriate with respect to such modifications.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

RADIAN GROUP INC.

By __/s/ Anita Scott________________

RADIAN ASSET ASSURANCE INC.

By ____________________________

__/s/ Derek Brummer______________
DEREK BRUMMER

APPENDIX B

EXECUTIVE OFFICER AGREEMENT
(separate agreement)

APPENDIX C

RELOCATION ASSISTANCE

Relocation Terms - Derek Brummer

Your new position will be based in Philadelphia. In order to assist with your relocation to the Philadelphia area, the company agrees to reimburse to you the expenses outlined below.

Relocation assistance program will be provided to help you and your family transition to the Philadelphia area as soon as possible. Radian has arranged for Employee Transfer Corporation (ETC) to administrate all aspects of its relocation policy, with the exceptions of your travel, hotel arrangements and car rentals.

Temporary Living

•
Before you lease or purchase a primary residence in Philadelphia area, ETC will assist you by making temporary lodging arrangements. Radian will pay for up to 6 months of temporary housing, up to a monthly maximum of $5,000 with reimbursement of reasonable commuting expenses between Katonah and Philadelphia on the weekends.

Home Buying Trips

•	Two house hunting trips for you and your spouse to Philadelphia to identify housing alternatives.

Housing Purchase in Philadelphia

•
As part of your relocation benefits with Radian, your ETC Global Service Manager will provide you with the guidance and service you need to quickly integrate with your new community, make sound buying decisions, and establish a residence. At your request, your ETC Global Service Manager will direct your realtor to recommend qualified companies to handle your home inspection, pest and radon inspections. Radian will reimburse you for this expense.

•	The packing, transportation and unpacking of your household items to Philadelphia.

•
Storage of your household goods up to 6 months after sale of Katonah home before the closing of your purchase of a principal residence in the Philadelphia area which will be paid in monthly installments.

•	For current homeowners, customary home purchase costs will be reimbursed. These costs include:

◦	Recording fees

◦	Document/closing costs

◦	Surveys

◦	Appraisal Fee

◦	Title Insurance

◦	Notary Fees

◦	No points or pre-paids are reimbursed

Home Sale in Katonah

•	ETC will help you with the Realtor selection if you desire, help you be a well-informed seller and will be available to you throughout the process.

•	Any and all normal and typical closing costs will be reimbursed to you after closing. The typical closing costs that are considered reimbursable can include:

◦	Realtor’s Commission up to 6%

◦	Recording Fees

◦	Transfer Tax

◦	Document/Closing Fees

◦	Surveys

◦	Notary Fees
No Reimbursements will be made for any seller concessions, mortgage balances or pro-rated amounts for taxes, interest, etc.

All such expenses must be reasonable and reimbursement is subject to your timely submission of proper documentation according to Radian’s expense reimbursement policy. All of the forgoing payments and reimbursements are subject to applicable tax withholding. Radian shall have no obligation to pay or reimburse to you any of the amounts specified above if you voluntarily terminate employment with Radian or are terminated for Cause prior to the time payment is due to you. The term “Cause” shall have the meaning given that term in the Executive Officer Agreement.

Radian’s decision to provide you with the relocation package discussed above is based upon our expectation that you will provide meaningful service to the company. Accordingly, if you voluntarily elect to terminate employment or you are terminated for Cause, in each case within 24 months of your Transfer Date, you agree to reimburse Radian for all relocation expenses reimbursed to you or paid directly to another party on your behalf.